Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations
703.526.5093

David Douglass, Corporate Communications
703.526.5252

THE MILLS CORPORATION TO RESTATE FINANCIAL STATEMENTS

 FOR 2004 QUARTERLY PERIODS AND FOR 2003 AND 2002

Impact of Adjustments on Net Income and FFO Positive in 2004

Arlington, VA, (February 16, 2005) — The Mills Corporation (NYSE:MLS) announced today that it will restate its audited financial results for the fiscal years ended December 31, 2002 and 2003, and its unaudited quarterly results for 2004, to correct accounting primarily relating to its treatment of equity in earnings from joint ventures, the capitalization of interest and certain other costs, and the timing of gains on sales of partnership interests.

The Mills Corporation estimates that these adjustments will reduce net income per diluted share by approximately $0.16 to $0.20 for 2003 and $0.34 to $0.38 for 2002.  The Company estimates the adjustments will increase FFO per diluted share by approximately $0.02 to $0.06 for 2003 and reduce it by approximately $0.22 to $0.26 for 2002.

While the Company has not completed its financial statements for 2004, it currently expects to report FFO per diluted share for 2004 between $3.93 and $3.98, as compared to its original guidance of $3.90-$4.00 per diluted share. The net effect of the adjustments, which together is estimated to have a positive impact on FFO for 2004, is expected to be partially offset by higher than anticipated asset write-offs.  The Company anticipates that the accounting adjustments will increase net income per diluted share for 2004 by approximately $0.22 to $0.26.  The Company has not quantified the quarterly impact of the adjustments through September 30, 2004.

The restatements primarily reflect the following adjustments:

•                  The Company will record equity in earnings of unconsolidated joint ventures based on an accounting method known as Hypothetical Liquidation at Book Value (HLBV), rather than on its historical method based upon the Company’s estimate of economic ownership.  The principal difference between the two methods is that HLBV allocates income and FFO on a presumed liquidation basis at depreciated book value, while historically the allocation of income and FFO was determined on the basis of the Company’s estimate of economic ownership as described in footnote 5 of the Company’s audited consolidated financial statements for 2003.

•                  The Company will change its accounting for capitalizing interest costs related to its development projects.  Previously, the Company had capitalized interest using computed rates on excess proceeds from certain refinancings based on an incremental interest cost approach.  As part of the restatement and for future filings, the Company will capitalize interest utilizing actual rates on applicable borrowings.

•                  The Company will change its accounting for leasing and financing overhead to expense these costs in the year incurred.  The Company previously capitalized a portion of the leasing and financing costs and expensed them as the related fees were recognized as described in footnote 2 of the Company’s audited consolidated financial statements for 2003.

•                  A gain of $8.5 million on the Company’s sale of partial interests in three projects that was previously reported in the third quarter of 2003 will instead be reported as a sale in the second quarter 2004.  This sale and the related gain should not have been recorded until 2004 due to the Company’s “continuing involvement” in the projects during 2003 as that term is defined by FAS 66.  Although this change will increase net income in 2004 and decrease net income for 2003, this change does not affect FFO for either year.

•                  In conjunction with the restatement, the Company will make adjustments to its accounting for certain other miscellaneous items including one time adjustments relating to the timing of the recognition of a land sale and certain acquisition purchase price adjustments, consolidation of the projects’ promotional funds and adjustments to gains on residual land sales from joint ventures to expense capitalized interest upon sale.

The Company will consolidate additional joint ventures with Kan Am as a result of the restatement of its adoption of FIN 46 as of March 31, 2004.

The Company’s $1.2 billion revolving credit facility and term loan is fully accessible.  The Company has reviewed the accounting adjustments with its lenders and has received the required waivers of certain representations and non-financial covenants that are affected by these restatements.

These adjustments to the Company’s accounting practices have been discussed with its independent auditor, Ernst & Young LLP.  The Company will include the restated results for the fiscal years ended December 31, 2003 and 2002 in its 2004 Annual Report on Form 10-K.  In the interim, investors should no longer rely on the financial statements currently on file with the SEC in the Company’s Forms 10-K for the fiscal years ended December 31, 2003 and 2002 and the related auditor’s report thereon, and the unaudited financial statements for all interim periods through September 30, 2004.

CONFERENCE CALL INFORMATION

The Company will provide an online simulcast of its conference call to discuss the restatement at www.themills.com in the investors section.  To listen to the live call, please go to the Company’s website at least fifteen minutes prior to the call to register, download and install any necessary audio software.  The call will begin at 5:30 p.m. ET, February 16, 2005.  An online replay will be available for approximately 90 days at www.themills.com.

The Mills Corporation

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Virginia that owns, develops, leases, manages and/or markets a portfolio of 39 retail and entertainment destinations totaling approximately 48 million square feet. Currently, the Company has six projects under construction or development around the world. The Company’s Internet address is www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measure is used within the text of this release.

•                  Funds from Operations (FFO)

The principal difference between the estimated impact of the restatement on GAAP Net Income and FFO is related to the timing of the recognition of the gain on the sale of joint venture interests, estimated changes in depreciation and amortization and estimated changes in The Mills Corporation’s share of equity in depreciation and amortization of unconsolidated joint ventures.  The change in the timing of the recognition of the gain on the sale of joint venture interests increases net income by approximately $0.13 per diluted share in 2004 and decreases net income by approximately $0.14 per share in 2003.   The change in the timing of the recognition of the gain on the sale of joint venture interests does not affect FFO.  The remaining difference in impact of the restatement on net income and FFO can be explained through changes in depreciation and amortization and The Mills Corporation's share of equity in depreciation and amortization of unconsolidated joint ventures. The Company will supply a full reconciliation of Net Income to FFO for 2002, 2003 and 2004 when The Company has finalized and announced its 2004 results and the restatements for 2003 and 2002.

FFO is a recognized metric in the real estate industry, in particular, REITs. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of such assets diminishes predictably over time. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result the concept of FFO was created by NAREIT. As defined by NAREIT, FFO is “net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis”.

For management analysis purposes, the Company adjusts the NAREIT defined FFO to exclude the effects of foreign currency exchange rate fluctuations reflected in net income arising primarily through the re-measurement process of translating foreign investment and advance accounts for inclusion in the Company’s U.S. dollar financial statements. Although the Company believes this adjustment presents FFO on a more comparable basis to FFO presented by other REITs, it is important to realize that our FFO computation may be significantly different from that used by other REITs and, accordingly, may, in fact not be comparable.

Management uses FFO to measure operating performance of our business and as one of several criteria to determine performance based bonuses.  Preparation and disclosure of this measure assists us and the users of both TMC’s and Mills LP’s financial statements in analyzing the performance of both entities.  However, FFO and FFO per share are not measures of financial performance under GAAP and should not be considered measures of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income or net income per share.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

The information related to the restatements in this press release remains subject to review and audit by the Company’s independent auditors and to completion of the audit of the Company’s 2004 financial statements.  Although the Company’s management believes that there will be no material changes to the information set forth in this release, the completion of this process could result in further adjustments and the actual restated and 2004 financial statement impacts may be different from what is set forth in this press release.  There can be no assurance that the amount of any further adjustments will not be material, either individually or in the aggregate.